                                                                EXHIBIT 10 (p.2)


Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

                SECOND AMENDMENT TO PURCHASE AND SUPPLY AGREEMENT


This Second Amendment to Purchase and Supply Agreement (the "Second Amendment"), effective as of July 27, 2001, is made by and between DUSA Pharmaceuticals, Inc., a New Jersey corporation, having offices at 25 Upton Drive, Wilmington, Massachusetts 01887 ("DUSA") and North Safety Products, Inc., a Delaware corporation and unit of Norcross Safety Products L.L.C., having offices at 2000 Plainfield Pike, Cranston, Rhode Island 02921 ("NSP").



Whereas, DUSA and NSP are parties to a Purchase and Supply Agreement effective as of September 13, 1999 (the "Agreement") which was amended effective as of February 15, 2001 (the "Amendment"); and

Whereas, the parties wish to further amend the Agreement upon the terms and conditions set forth in this Second Amendment for good and valuable consideration which is hereby acknowledged.

Now, Therefore, in consideration of the covenants, conditions, and undertakings hereinafter set forth, the parties mutually agree as follows:



1. Amend Article II Supply by deleting Section 2.4.3, Underutilization Fee, in the Amendment and replace it as follows:

Section 2.4.3.  Underutilization Fee

     (a) The parties recognize that orders for DUSA's Kerastick(R) have not been at unit levels as originally anticipated by the parties. DUSA agrees, therefore, to compensate NSP in the form of an under-utilization fee, as follows:


           (i) One Million Dollars ($1,000,000) upon execution of this Second Amendment



           (ii) One Hundred Thousand Dollars ($100,000) on or before September 1, 2001, subject to written confirmation of the final validation for the isolation room constructed for the Attest product line.



           (iii) Payments of One Hundred Thousand Dollars ($100,000) on or before the following dates: December 31, 2001; June 30, 2002; December 31, 2002.



           (iv) Subject to Sub-Paragraph 2.4.3(b) below, up to Five Hundred Thousand Dollars ($500,000) in the event DUSA exercises its right to extend the Term until June 30, 2003, payable in three installments on December 31, 2002, March 31, 2003 and July 10, 2003. Such fees shall be calculated as determined by the formula in Sub-Paragraph 2.4.3(b) below.



     (b)  If DUSA has not ordered any Kerastick(R) units during the period
          July 1, 2001 through June 30, 2003, DUSA shall pay the under-utilization fee of Five Hundred Thousand Dollars ($500,000) set forth in Sub--Paragraph 2.4.3 (a) above . If DUSA has ordered [c.i.] Kerastick(R) units during the period July 1, 2001 through June 30, 2003, no payment shall be due to NSP. If DUSA orders less than [c.i.] Kerastick(R) units during the period July 1, 2001 through June 30, 2003, then the amount due to NSP shall be calculated on [c.i.] by comparing the number of units manufactured during the period to [c.i.] to determine the percentage of utilization. The percentage of under-utilization shall be equal to [c.i.] minus the percentage of utilization and shall be multiplied by $500,000. In the event DUSA has not ordered any Kerastick(R) units during the period July 1, 2001 through December 31, 2002, DUSA shall make an advance against any payment due under this paragraph in the amount of One Hundred Sixty Seven Thousand Dollars ($167,000). Similarly, if DUSA has not ordered any Kerastick(R) units during the period July 1, 2001 through March 31, 2003, DUSA shall make an additional advance against any payment due under this paragraph in the amount of One Hundred Sixty Seven Thousand Dollars ($167,000). The final payment of One Hundred Sixty Six Thousand Dollars ($166,000) shall be made no later than July 10, 2003. The parties shall reconcile the number of units manufactured and released for shipment by the DUSA Quality Unit and shall adjust the total of any payments made under this Sub-Paragraph 2.4.3 (a)(iv) and
          (b) no later than July 10, 2003, to reflect the total number of units manufactured and released for shipment during the period July 1, 2001 to

Note: Certain portions of this document have been marked "[c.i.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

          June 30, 2003.


     (c) At any time following the date of this Second Amendment, but no later than upon termination of the Agreement, NSP shall provide DUSA, at DUSA's request, with all current and historical records and information, including, without limitation, engineering drawings, validation records and protocols, SOPs pertaining to, or supporting Kerastick(R) manufacturing, QA processes and procedures, test processes and procedures, and all other documents related to the cGMP's of manufacturing the Kerastick(R). In addition, NSP will provide personnel support who are knowledgeable in connection with the manufacture of the Kerastick(R) to DUSA, (subject to reasonable availability), at DUSA's cost, at hourly rates as previously charged by NSP prior to the date of this Second Amendment. This activity is specific to the development of the process and manufacturing capability at DUSA and does not relate to providing any of the above referenced documentation.


     (d) Further, NSP agrees to provide DUSA a list of consultants and suppliers (names, addresses, phone numbers, contacts) associated with the original Kerastick(R) project, as well as all suppliers that support the manufacturing of the Kerastick(R) for NSP. NSP agrees to release these consultants and suppliers to speak directly with DUSA upon request for the purposes of technology transfer of the Kerastick(R) manufacturing process.


     (e) NSP agrees to maintain the DUSA Kerastick(R) manufacturing facility and it's employees in a state of readiness for the manufacture of the Kerastick(R) units, and to maintain the capability of producing at least 25,000 Kerastick(R) units per month according to established procedures and cGMP's.



     (f) Also at termination of the agreement or at any time after the date of this Second Amendment, if DUSA notifies NSP that DUSA will not be placing any further orders with NSP, NSP shall make DUSA's equipment available to DUSA. The actual transportation from NSP's loading dock to DUSA's facility would be at DUSA's cost.



     (g) No later than July 10, 2003 or the end of the Term, whichever is sooner, DUSA shall purchase from NSP all the acceptable good and marketable inventory of raw materials and components at NSP's invoiced cost, and work-in-process relating to the Kerastick(R) at NSP's standard cost. DUSA shall also purchase all acceptable inventory of finished goods of Kerastick(R) that NSP has available for shipping, having a shelf life of at least 22 months.



2.   Further amend Article X Term and Termination as follows:

         Section 10.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2002, unless DUSA shall notify NSP in writing on or before June 30, 2002 that it wishes to extend the term for an additional six
         (6) months until June 30, 2003. In the event DUSA so notifies NSP, the term of the Agreement shall end on June 30, 2003.



3. In the event that NSP materially breaches the Agreement, all prior under-utilization fees paid by DUSA to NSP under this Second Amendment shall be refunded in full, and no further under-utilization fees shall be due to NSP.



Except as specifically provided in this Second Amendment, all of the provisions of the Agreement and the Amendment are and shall remain in full force and effect.



IN WITNESS WHEREOF, the parties have signed this Second Amendment to Purchase and Supply Agreement effective as of the date stated above.



DUSA Pharmaceuticals, Inc.                       North Safety Products, Inc.



By:    /s/ D. Geoffrey Shulman                   By:     /s/ Moni Levy
       -----------------------                           -----------------------

Date:  07/27/01                                  Date:   07/26/2001
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